EXHIBIT 10.1

Patent License Agreement

This Patent License Agreement (the “Agreement”) is entered into as of December 10, 2010 (“Effective Date”), by and between CyberHeart, Inc., a Delaware corporation, with its principal place of business at 3282 Alpine Road, Portola Valley, CA 94028 (“Licensor”), and  Accuray Incorporated, a Delaware corporation, with its principal place of business at 1310 Chesapeake Terrace, Sunnyvale, CA 94089 (“Licensee”).  In this Agreement, Licensor and Licensee may be referred to each individually as a “Party” or collectively as “Parties.”

WHEREAS, Licensor is the sole and exclusive owner, except for any existing licenses thereunder, of all the right, title, and interest in and to the Letters Patent of the United States No. 6,889,695 and Letters Patent of the United States No. 7,645,276;

WHEREAS, Licensee is desirous of obtaining a non-exclusive worldwide license to manufacture and sell certain products embodying and employing the inventions of the aforesaid Letters Patents, and of any reissues or reexaminations thereof; and

WHEREAS, concurrently herewith, the Parties are entering into the License Agreement effective as of the effective date specified therein (the “License Agreement”).

NOW THEREFORE, the Parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1.                             DEFINITIONS.

The following terms, as used in this Agreement, shall have the meanings set forth below:

1.1.         “Affiliate” means, with respect to any Party, any Person that Controls, is Controlled by, or is under common Control with such Party, only so long as such Control exists.  As used in this Section 1.1 “Control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity through ownership of fifty percent (50%) or more of the securities entitled to elect the board of directors (or in the case of an entity that is not a corporation, the corresponding managing authority); provided that, for a Person established in a jurisdiction where a Party cannot, as a matter of law, have such ownership interest, Control shall mean the maximum ownership interest permitted by law.

1.2.         “CyberHeart Field” means any and all non-tumor applications involving or relating to the heart, the coronary arteries (including without limitation the epicardial coronary arteries), the cardiac veins, the structure or function of any of the foregoing, or related conditions, including without limitation all diseases and conditions of the conduction system, the coronary, arterial and/or venous systems, heart valves or chambers, wall anomalies affection, ejection fraction and/or conduction, but excluding arterio venous malformations outside the heart and not within 2cm of the heart wall.

1.3.         “License Agreement” shall have the meaning set forth in the recitals.

1.4.         “Licensed Patents” means Letters Patent of the United States No. 6,889,695 and Letters Patent of the United States No. 7,645,276, and all foreign equivalents, continuations, continuations-in-part, divisionals, reissues, and reexaminations thereof.

1.5.         “Licensed Products” means any software, hardware or other product that is owned by Licensee, and that is covered by one or more claims of the Licensed Patents, regardless of whether such product is combined with any Licensee technology or any third party technology, but excluding any CyberKnife System (as defined in the License Agreement) or any other product or component that contains functionality in addition to that required to implement the claims of the Licensed Patents.

1.6.         “Person” shall be broadly interpreted to include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof.

1.7.         “Term” has the meaning assigned to such term under Section 6.1.

2.                             GRANT OF RIGHTS, SUBLICENSING, RETAINED RIGHTS.

2.1.         Grant.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, worldwide, non-transferable (except as provided in Section 10.2), perpetual (subject to the provisions of Article 6 hereto), royalty-bearing right and license under the Licensed Patents, with the right to authorize or grant sublicenses (solely as set forth in Section 2.2), to make, have made, use, sell, have sold, offer to sell, market, have marketed, import, export, and otherwise exploit and commercialize the Licensed Products solely in the CyberHeart Field; provided, however, that Licensee agrees not to exercise any rights under the license granted under this Section 2.1, or any rights under this Agreement, prior to the occurrence of a Trigger Event as provided in Section 2.3 of the License Agreement.

2.2.         Sublicensing.  The license granted in Section 2.1 includes the right for Licensee, without Licensor’s consent, to grant and authorize sublicenses to any Affiliate of Licensee and to customers and final end-users to use only (but no other right other than use) the Licensed Products solely in the CyberHeart Field, on commercially reasonable terms.

2.3          Retained Rights; No Other Rights.  Licensor expressly reserves and retains all right, title, and interest in, to, and under Licensed Patents all rights of Licensor not expressly granted to Licensee under this Agreement.  No other rights, licenses, or interest are granted by a Party to the other Party by implication, estoppel, or otherwise, other than as expressly granted by this Agreement.

3.                             PAYMENTS, AUDITS, REASONABLE EFFORTS.

3.1.         Royalty.  Within thirty (30) days after the end of each calendar quarter, Licensee shall pay to Licensor a royalty equal to seven percent (7%) of the gross revenue recognized by Licensee, in accordance with Licensee’s accounting policies and generally accepted accounting principles, from the sale, license, lease, use, or other distribution (“Sale”) of Licensed Products.

3.1.1       Bundled Products.  In the event that a Licensed Product under this Agreement is sold in a combination package or bundled by or on behalf of Licensee or any Licensee Affiliate with any other products, components or systems that contain functionality in addition to that required to implement the claims of the Licensed Patents (including without limitation, as a component of a system in which other components or products are integrated), then Licensee gross revenue, for purposes of determining royalty under Section 3.1, shall be calculated by multiplying the selling price of that bundled product by the fraction A/(A+B), where A is the published list price during the royalty-paying period in question, of the Licensed Product sold separately, and B is the published list price during the royalty-paying period in question, of the other products sold separately.  In the event that the products are not sold separately, then the fair market value of the products, as determined by Licensor in good faith, shall be used in place of the gross selling price.  For example, if Licensee sells for a bundled price of $1,200 a Licensed Product with a list price of $1,000 and another product with a list price of $500, the Licensee gross revenue for purposes of the royalty payable under Section 3.1 would be determined by multiplying $1,200 by the fraction 1,000/1,500, which equals $800.

3.1.2       Unpriced Products.   In the event that a Licensed Product under this Agreement is provided (other than part of a combination or bundle, which is covered under Section 3.1.1) by or on behalf of Licensee or its Affiliate to any third party receiving below-market or no payment by such third party, then Licensee gross revenue, for purposes of determining royalty under Section 3.1, shall be calculated based on the published list price during the royalty-paying period in question for such Licensed Product.

3.2.         Foreign Sales.  For purposes of computing royalty payments under Section 3.1 based on transactions made in a currency other than United States dollars, royalty payments will be determined in the foreign funds for the country in which the Licensed Products are sold, leased or otherwise distributed and then converted into equivalent United States dollars at the rate of exchange for selling funds as published by the Wall Street Journal (U.S., Western Edition) for the last business day of each quarter.

3.3.         Audit Rights.  Licensee shall keep or cause to be kept such records as are required to determine, in a manner consistent with Generally Accepted Accounting Principles (GAAP) and this Agreement, the sums due under this Agreement, including, but not limited to, sales of Licensed Products.  At the request (and expense) of Licensor, Licensee and its Affiliates and sublicensees shall permit an independent certified public accountant appointed by Licensor and reasonably acceptable to Licensee, at reasonable times and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than three (3) calendar years prior to the beginning of the calendar year in which such audit occurs, for records to be kept as provided in this Section 3.3 prior to Licensor’s request, the correctness or completeness of any report or payment made under this Agreement.  Results of any such examination shall be: (a) limited to information relating to Licensed Products; (b) made available to both Parties, and (c) deemed the Confidential Information of Licensee subject to Article 5.  Licensor shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of Licensor of more than five percent (5%) of the amount of the original report, royalty or payment calculation.  In such case, Licensee shall bear the full cost of the performance of such audit.

3.4.         Payment Terms.  All amounts paid hereunder shall be in U.S. dollars.  Licensee shall pay all amounts that have become due and payable hereunder within thirty (30) days of each calendar quarter.  If Licensee fails to make any payment required under this Agreement within thirty (30) days after the date on which such payment becomes due and payable, then Licensor may, at its option and sole discretion and in addition to any other remedies it may have at law or equity, assess a late fee in the amount equal to one percent (1%) of the unpaid balance for each month after payment is due until the invoice is paid in full, or if less, the maximum allowable by law.  For purposes of clarity, failure to make any payment when due pursuant to the terms of this Agreement shall constitute a material breach of this Agreement under Section 6.2, without limiting Licensor’s rights under Section 6.2 or otherwise.

3.5.         Sole Remuneration.  The payments set out in this Section 3 represent Licensor’s sole remuneration for all rights and licenses granted under this Agreement.

4.                             INTELLECTUAL PROPERTY OWNERSHIP.

4.1.         Notification.  Licensee shall promptly notify Licensor in writing (and provide a reasonable description) of any suspected infringement or misappropriation by a third party of any Licensed Patents (a “Third-Party Infringement”), of which it becomes aware.  The obligations under this Section 4.1 do not create any affirmative obligation on the part of one Party to police, review, or otherwise investigate any potential Third Party Infringement.

4.2.         Enforcement of Licensed Patents.  Licensor shall have the first right, but not the obligation, to file and pursue any suit or action for any third-party infringement of the Licensed Patents.  Licensee agrees to provide reasonable assistance, as may be requested by Licensor, and will reasonably cooperate with Licensor’s enforcement of the Licensed Patents. Licensor shall bear the reasonable expenses incurred by Licensee in providing assistance and cooperation pursuant to this Section 4.2 as requested by Licensor.

4.3.         Indemnification.  Licensor shall:  (i) at its sole option and expense, defend Licensee, its Affiliates, and their respective agents, employees, and officers (each an “Licensee Indemnitee”) against, or settle, any suit, complaint, demand, or action by a third party against any Licensee Indemnitee arising out of a claim by a third party that one or more claims of an enforceable patent owned by or exclusively licensed to such third party and that issued prior to the date on which the Parties enter into this Agreement, are infringed as a direct result of Licensee exercising the rights granted to it under Section 2.1 (“Infringement Claim”); and (ii) indemnify each Licensee Indemnitee against any and all damages, cost, expenses, losses, and liabilities, including without limitation reasonable attorneys’ fees, which are awarded in connection with, or which are included in any settlement amounts of, any such Infringement Claim.  Notwithstanding any provision contained herein to the contrary, in no event shall Licensor’s liability under this Section 4.3 exceed the aggregate amount of royalty payments made or to be made by Licensee to Licensor under Section 3.1.  At such time as the liability incurred by Licensor under this Section 4.3 equals at least the aggregate amount of royalty payments theretofore made by Licensee to Licensor under Section 3.1, Licensor’s obligation to indemnify Licensee pursuant to Section 4.3 shall be suspended; provided that, to the extent that Licensee has then incurred or thereafter incurs damages, costs, expenses, losses and liabilities that are subject to indemnification by Licensor under this Section 4.3 for which Licensee has not been fully indemnified in accordance with the terms of this Section 4.3 (“Indemnifiable Losses”), Licensee may withhold any other royalty payments that are then or that thereafter become payable by Licensee to Licensor pursuant to Section 3.1 and irrevocably offset and credit all such payments against any and all Indemnifiable Losses incurred by Licensee that have not previously been paid or reimbursed by Licensor.

5.                             CONFIDENTIALITY.

5.1.         Confidential Information.  “Confidential Information” shall mean any trade secrets, confidential data or other confidential information that is disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”), which: (i) if disclosed in writing, is marked “Confidential,” “Proprietary,” or in some other manner to indicate its confidential nature; (ii) if disclosed orally, is designated as confidential at the time of disclosure and confirmed in writing as confidential within thirty (30) days after its oral disclosure, which confirmation is marked in a manner to indicate its confidential nature and delivered to the Receiving Party within such thirty (30) day period; or (iii) given the contents thereof or circumstances surrounding its disclosure, would reasonably be considered by an objective third party to be the other Party’s Confidential Information.

5.2.         Exclusions.  Notwithstanding the foregoing, Confidential Information shall not include any information which the Receiving Party can establish: (i) was publicly known or made available in the public domain prior to the time of disclosure by the Disclosing Party; (ii) becomes publicly known or made available after disclosure to the Receiving Party through no action or inaction of the Receiving Party; (iii) is in the possession of the Receiving Party, without confidentiality restrictions, at the time of disclosure by the Disclosing Party as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; (iv) disclosed to the Receiving Party without restriction by a third party who had a right to disclose and was not under an obligation of confidence to the Disclosing Party; or (v) is independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

5.3.         Non-Use and Non-Disclosure.  Each Party agrees to use the Confidential Information of the other Party solely for the purposes of exercising its rights or performing its obligations under this Agreement.  Each Party further agrees not to disclose any Confidential Information of the other Party to any third parties other than those third parties who are bound, prior to receiving any Confidential Information, by confidentiality obligations at least as protective as those in this Agreement.

5.4.         Maintenance of Confidentiality.  Each Party agrees that it shall take reasonable measures to protect the secrecy of and avoid unauthorized disclosure and unauthorized use of the Confidential Information of the other Party.  Without limiting the foregoing, each Party shall take at least those measures that such Party takes to protect its own confidential information of a similar nature, but in no event less than reasonable measures.  Each Party shall reproduce the other Party’s proprietary rights notices on all copies, in the same manner in which such notices were set forth in or on the original.  Each Party shall immediately notify the other Party in the event of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party.

5.5.         Non-Disclosure of Terms.  Each Party agrees not to disclose to any third party the terms of this Agreement (including without limitation all Exhibits) without the prior written consent of the other Party, except to such Party’s attorneys, advisors, investors, potential investors, and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or in connection with financing activities, securities filings, mergers, acquisitions, or the like.

5.6.         Permitted Disclosures.  Nothing in this Agreement shall be deemed to prohibit the Receiving Party from disclosing any Confidential Information to the extent: (i) required by law; or (ii) pursuant to the written consent of the Disclosing Party; provided, however, that in the event of such requirement, prior to disclosing any Confidential Information, the Receiving Party shall notify the Disclosing Party of the scope and source of such legal requirement and shall, to the extent reasonably possible, give the Disclosing Party the opportunity to challenge the need to disclose and/or limit the scope of disclosed information.

6.                             TERM AND TERMINATION.

6.1.         Term.  This Agreement shall become effective on the Effective Date and shall remain in effect until the expiration of the last to expire of the Licensed Patents, unless earlier terminated as provided Section 6.2 or Section 6.3 (such period of effectiveness, the “Term”).

6.2.         Termination for Cause.  Either Party shall have the right to terminate this Agreement following bankruptcy or insolvency of the other party, or any material breach or default in performance under this Agreement by the other Party with sixty (60) days prior written notice to the breaching party specifying the nature of the breach or default.  Unless the breaching party has cured the breach or default prior to the expiration of the sixty (60) day period, the non-breaching party, at its sole option, may terminate this Agreement upon written notice to the breaching party.  Termination of this Agreement shall become effective upon receipt by the breaching party of such second notice.

6.3.         Effect of Termination or Expiration.  Subject to the provisions of Section 6.6 upon termination of this Agreement by Licensor under Section 6.2 :  (i) the license granted under Section 2.1, and any sublicense granted pursuant to Section 2.2, terminates; (ii) all rights and obligations of each party terminate, except with respect to any rights or obligations that accrued prior to such termination; and (iii) each party shall return to the other party all copies of any and all materials, including any Confidential Information, received by the other Party during the term of this Agreement.  In the event of termination of this Agreement by Licensee, the license granted under Section 2.1 shall become perpetual and royalty-free, and Licensor shall return to Licensee all copies of any materials, including any Confidential Information, received from Licensee during the term of this Agreement.

6.4.         Effect on Customers.  For avoidance of doubt, no termination or expiration of this Agreement shall be deemed to terminate or otherwise extinguish any rights of any customers of a Licensed Product under their then-current contracts for use of such Licensed Product.

6.5.         Survival.  The following provisions shall survive any termination or expiration of this Agreement:  Articles 1 (Definitions), 5 (Confidentiality), 7 (Bankruptcy), 8 (Limitation of Liability), 10 (Dispute Resolution), and 11 (General Provisions); and Sections 2.3 (Reservation of Rights), 3.1 (to the extent outstanding amounts are due and payable), 3.3 (Audit Rights), 3.5 (Sole Remuneration), 4.3 (Indemnification); 6.3 (Effect of Termination); 6.4 (Effect on Customers); and 6.5 (Survival).

7.                             BANKRUPTCY.

All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the U.S. Code (the “Bankruptcy Code”), licenses to rights of “intellectual property” as such term is used thereunder.  Notwithstanding any provision contained herein to the contrary, if either Party is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of such Party, or such Party as a debtor in possession, rightfully elects to reject this Agreement, the other may, pursuant to Sections 365(n)(1) and (2) of the Bankruptcy Code, retain any and all of their respective rights hereunder, to the maximum extent permitted by law, subject to making the payments specified herein, if any.

8.                             LIMITATION OF LIABILITY.

EXCEPT FOR EITHER PARTY’S BREACH OF THE REPRESENTATIONS AND WARRANTIES UNDER SECTION 9 OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE) OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THIS ARTICLE 8, NOTHING IN THIS AGREEMENT SHALL EXCLUDE LIABILITY TO THE EXTENT THAT SUCH LIABILITY MAY NOT BE EXCLUDED OR LIMITED BY APPLICABLE LAW.

9.                                                                                      REPRESENTATIONS, AND WARRANTIES

9.1.         Representations and Warranties.

9.1.1.      General.  Each Party hereby represents and warrants that:  (i) it has the full right and authority to enter into this Agreement; (ii) the execution, delivery and performance by such Party does not violate or breach the terms of any other agreement with any third party; and (iii)  it has not previously made, and during the Term shall not make, any commitment or grant or authorization of rights which are in conflict in any material way with the rights or licenses granted herein.

9.2.         Intellectual Property Rights.  Licensor hereby represents and warrants that, to the best of Licensor’s knowledge:  (i) it is the sole and exclusive owner of the Licensed Patents, and has the right with respect thereto to grant the rights and licenses thereto to Licensee as set forth herein; (ii) upon execution of this Agreement by both Parties, the rights and licenses granted hereunder shall be fully valid and enforceable in accordance with their terms.

9.3.         WARRANTY DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE, OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND NONINFRINGEMENT.

10.                                                                               DISPUTE RESOLUTION

Prior to the initiation by either Party of any lawsuit or other proceeding, any dispute between the Parties regarding interpretation of or breach of a term or condition of this Agreement shall be discussed between the Chief Executive Officers (“CEO”) of each of the Parties in good faith in an effort to achieve a reasonable resolution.  If the dispute is not resolved by the CEO’s within fifteen (15) days after either Party notified the other of a dispute and its desire to trigger the dispute resolution provisions of this Article 10, then each Party shall have the right to initiate a lawsuit or other proceeding.

11.                                                                               GENERAL PROVISIONS.

11.1.       Notices.  All notices called for under this Agreement shall be made in writing and shall be sent by personal delivery, reputable overnight courier service, or registered or certified mail, return receipt requested, addressed to the other Party at the address set forth in the first paragraph of this Agreement. The date of such notice shall be deemed to be the day it is delivered, if hand delivered, or five (5) days after deposit, if mailed.

11.2.       Assignment.  This Agreement, and the rights and obligations hereunder, shall not be assigned or transferred in whole by Licensee without the prior written consent of the

Licensor, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this agreement in whole to any Affiliate or to any successor in interest to all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by operation of law, merger, purchase, or otherwise.  Any attempted assignment in violation of the foregoing shall be null and void and of no effect.  Subject to the foregoing, this Agreement shall be binding and inure to the benefit of the respective Parties and their successors and permitted assigns, and the name of the Party appearing herein shall be deemed to change to the names of such Party’s successors and permitted assigns upon such a transfer.

11.3.       Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without reference to any principles of conflicts of law that would result in the application of the laws of any State other than the State of California.  Any and all disputes arising under or in connection with this Agreement shall be submitted exclusively in the state or federal courts located in Santa Clara County, California, the personal jurisdiction of which each of the Parties hereby irrevocably submits.

11.4.       Severability.  If any term of this Agreement is held to be invalid or unenforceable for any reason, the remainder of the provisions shall continue in full force and effect, and the Parties shall substitute a valid provision with the same intent and economic effect as nearly as possible.

11.5.       Non-Waiver.  The failure of either Party at any time to require performance by the other Party of any provision hereof shall not affect in any way, or act as a waiver of, the right to require the other Party to perform in accordance with this Agreement at any other time, nor shall the waiver of either Party of a breach of a provision of this Agreement be held or taken to be a waiver of the provision itself.

11.6.       Relationship of Parties.  Nothing in this Agreement shall be construed to create a relationship of employer and employee, principal and agent, joint venture, partnership or association between the Parties, and neither Party shall have the power to obligate or bind the other in any manner whatsoever.

11.7.       Interpretation.  This Agreement is to be deemed to have been drafted jointly by the Parties and any uncertainty or ambiguity shall not be construed for or against either Party based on attribution of drafting to either Party.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  Unless context otherwise clearly requires, whenever used in this Agreement, the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation.”

11.8.       Headings.  The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph, or in any way affect such agreements.

11.9.       Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.  Faxed signatures shall have the same legal effect as original signatures.

11.10.     Entire Agreement. This Agreement contains the Parties’ entire understanding with respect to the matters contained herein and supersedes all prior oral or written understandings with respect to the subject matter hereof.  There are no promises, covenants or undertakings other than those set forth herein, and neither Party is relying upon any representations or warranties except as set forth herein.  This Agreement may not be modified except by a writing signed by both Parties.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Patent License Agreement.

CYBERHEART, INC. (LICENSOR)		ACCURAY, INC. (LICENSEE)

By:	/s/ Patrick J. Maguire	By:	/s/ Euan Thomson

Name:	Patrick J. Maguire	Name:	Euan Thomson

Title:	President & CEO	Title:	President and Chief Executive Officer
12-10-10

		By:	/s/ Darren J. Milliken

		Name:	Darren J. Milliken

		Title:	Senior Vice President, General Counsel
12-9-2010